Exhibit 4.32

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment I to the Term Storage Contract

No. 2011-TBA dated July 1st, 2011

Between

VTTI Fujairah Terminals Ltd (VTTI FTL) Fzc

And

Vitol Bahrain E.C.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS AMENDMENT AGREEMENT is made on this 9th day of July 2014

BETWEEN

1.	VTTI Fujairah Terminals Ltd (VTTI FTL) Fzc, a company incorporated in the United Arab Emirates (“UAE”) with a registered office at P.O. Box 1592, Fujairah, U.A.E. (“FTL”);

AND

2.	Vitol Bahrain E.C., a company incorporated in Manama, Bahrain with a registered address office at Bahrain World Trade Centre, 27th Floor, West Tower, Flat 271 Building 1B, Isa Al Kabeer Avenue, Manama Centre 316 (“Vitol”).

WHEREAS

(A)	The Fuel Oil Matrix of Vitol has identified an opportunity to purchase truck loads of fuel oil (“Fuel Oil Truck Loads”).

(B)	In order to meet Vitol’s request, FTL will invest in a facility to discharge tank trucks to the fuel oil tanks (“Truck Discharge Facility”) based on the design criteria and limitations described below (“Project”).

(C)	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the FTL and Vital now wish to further amend the Term Storage Contract in accordance with this Amendment Agreement.

NOW THEREFORE it is agreed as follows:

1.	Duration and Start Date

a.	The duration of the Fuel Oil Truck Loads is 3 years and will commence on the day the Truck Discharge Facility is available for operation.

b.	The expected duration for completion of the Truck Discharge Facility is 6 months from the signing of this Amendment Agreement.

c.	FTL will notify Vitol regarding the progress of the Project every two months and one month prior to the completion of the Truck Discharge Facility, a fixed date will be communicated to Vitol for the start of the operations.

d.	Notwithstanding that the contractual period of the Term Storage Contract will expire before the duration of this Amendment Agreement, the Parties agree that the terms and conditions hereunder as well as the general terms and conditions of the Term Storage Contract will continue to apply.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	Design Criteria and Limitations

a.	The Truck Discharge Facility will be connected to tanks 104, 105, 106 and 109 through a common 8” line, Vitol acknowledges that it is not possible to discharge each truck in a different tank as the line content can hold up to 1 truck load.

b.	From all 4 tanks it is possible to transfer product to the refinery utility tanks.

c.	The system will be designed to discharge approximately 1 truck per hour and a maximum of 10 trucks per day in day-time hours per discharge bay.

d.	The sample point will be provided at the discharge location.

e.	The design of the system is based on a maximum viscosity of 180Cst at actual temperature.

f.	A weighing facility for the trucks will be provided.

3.	Exclusivity

a.	For the duration of this Amendment Agreement, Vitol shall have the exclusive use of the Truck Discharge Facility.

4.	Rates (all rates in USD)

a.	Rate per MT up to [***] MT in a year	[***]
	Rate per MT exceeding [***] MT in a year	[***]

b.	Minimum quantity payable per year is [***] MT

c.	In case at the end of a year the quantity of [***] MT has not been met, an invoice will be raised for the balance volume up to [***] MT at the rate of USD [***]

d.	The quantity invoiced will be based on the weight measured on the weighing bridge at the Company.

5.	Save to the extent as amended by this Amendment Agreement, all terms and conditions of the Term Storage Contract shall remain in full force and effect. This Amendment Agreement may be executed in counterparts.

6.	Clauses 22 [governing law and jurisdiction] and 23 [notices] of the Term Storage Contract shall apply mutatis mutandis to this Amendment Agreement as if references therein to the Term Storage Contract were to this Amendment Agreement.

7.	Capitalised terms not otherwise defined in this Amendment Agreement have the same meaning as in the Term Storage Contract.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF Vitol and FTL have caused this Amendment Agreement to be executed by their duly authorized representatives, as of the date first above written.

VTTI Fujairah Terminal Ltd (VTTI FTL) Fzc	Vitol Bahrain E.C.

/s/ Siavash Alishahpour	/s/ Isa A. Rahim
Mr. Siavash Alishahpour	Mr. Isa A. Rahim
Date: September 8, 2014	Date: September 8, 2014

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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